CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of North Square Investments Trust on Form N-14 of our report dated November 29, 2023, relating to the financial statements and financial highlights of Sphere 500 Climate Fund, formerly a series of Manager Directed Portfolios, for the year ended September 30, 2023, and to the references to our firm under the headings “How Do The Boards And The Funds’ Service Providers, Other Than The Investment Adviser, Compare?” and “Financial Highlights” in the Information Statement/Prospectus.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania January 31, 2024

C O H E N & C O M P A N Y , L T D ..

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board